Exhibit 99.1

NPS Pharmaceuticals Reports Financial Results for 2010 and Guidance for 2011

-- Positive GATTEX® Phase 3 STEPS study announced in January; U.S. marketing submission expected in second half 2011 --

-- Patient randomization in NPSP558 Phase 3 REPLACE study to conclude ahead of prior guidance; top-line results now expected in fourth quarter 2011 --

-- Conference call today at 5:00 PM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--February 15, 2011--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a specialty pharmaceutical company developing innovative therapeutics for rare gastrointestinal and endocrine disorders, today reported its results for 2010 and provided cash burn guidance for 2011.

NPS reported a net loss of $6.4 million or $0.09 per diluted share for the fourth quarter 2010, compared to a net loss of $2.0 million or $0.04 per diluted share for the fourth quarter 2009. For the full year, the company reported a net loss of $31.4 million or $0.54 per diluted share for 2010, versus $17.9 million or $0.37 per diluted share for 2009. The year-over-year changes in the company’s financial results were principally driven by increased research and development expenses of $2.9 million and $25.5 million for the fourth quarter and full year, respectively, due to the advancement of the company’s two Phase 3 registration programs, GATTEX® (teduglutide) in short bowel syndrome (SBS) and NPSP558 in hypoparathyroidism. Cash and investments totaled $133.8 million at December 31, 2010 versus $74.9 million at December 31, 2009.

“In 2010 we achieved our stated objectives and delivered meaningful results across all aspects of our business,” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals. “We recently reported positive top-line data from our Phase 3 STEPS study of GATTEX in short bowel syndrome and expect to submit our U.S. marketing application later this year. We are also pleased with the progress of our NPSP558 pivotal registration study in hypoparathyroidism. We achieved our randomization target ahead of prior guidance and now expect to report top-line results before the end of this year. And we further enhanced our financial position through successful financing activities and delivering full-year cash burn at the low end of our guidance.”

Product pipeline update

GATTEX in short bowel syndrome

In January, NPS reported that its Phase 3 registration study of GATTEX met its primary efficacy endpoint with a statistically significantly higher responder rate for GATTEX versus placebo. A responder was defined as a 20 to 100 percent reduction in parenteral nutrition (PN) volume from baseline at both weeks 20 and 24. Key findings are summarized below.

  In an intent-to-treat analysis, 63 percent (27/43) of GATTEX-treated patients responded versus 30 percent (13/43) of placebo-treated patients (p=0.002).
  Patients treated with GATTEX achieved statistically significant reductions in weekly PN volume versus placebo beginning at week eight of the study. On average, at week 24, patients who received GATTEX experienced a 4.4 liter reduction in weekly PN volume from a pre-treatment baseline of 12.9 liters; patients who received placebo experienced a 2.3 liter reduction from a pre-treatment baseline of 13.2 liters (p less than or equal to 0.001).
  GATTEX was well tolerated. Five of the 86 randomized patients discontinued the study due to adverse events, of which two were GATTEX-treated and three were placebo-treated.

Based on the STEPS results, NPS expects to file for U.S. regulatory approval of GATTEX in the second half of this year as a first-in-class treatment for adult SBS.

Seventy-six of the 78 patients who completed STEPS elected to enroll in STEPS 2, an open-label continuation study in which all participants receive up to an additional 24 months of GATTEX therapy. The company expects to report interim data from STEPS 2 later this year.

NPSP558 in hypoparathyroidism

The company has met its randomization target for the REPLACE Phase 3 registration study of NPSP558 and plans to close patient randomization later this month. This is ahead of prior guidance and puts NPS on track to report top-line data before the end of 2011. This double-blind, placebo-controlled study is designed to evaluate the use of NPSP558, a bioengineered form of human parathyroid hormone 1-84, as hormone replacement therapy in patients with hypoparathyroidism. NPS believes positive results from REPLACE will enable it to file for U.S. marketing approval in 2012 for NPSP558 in hypoparathyroidism.

Financial results

Royalties

Royalty revenue was $23.4 million for the fourth quarter 2010 versus $22.0 million for the fourth quarter 2009. For the full year, royalty revenue was $86.2 million in 2010 as compared to $79.3 million in 2009. NPS earns royalties on (i) Amgen’s sales of Sensipar® (cinacalcet HCl), (ii) Nycomed’s sales of Preotact® (recombinant parathyroid hormone 1-84 [rDNA origin] injection), (iii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iv) Ortho-McNeil’s sales of Nucynta® (tapentadol).

The components of royalties are summarized as follows:

In millions	Fourth Quarter		Full Year
	2010	2009	2010	2009
Royalty:
Sensipar	$18.4	$17.1	$69.9	$64.6
Preotact	2.9	3.5	9.5	10.5
REGPARA	1.7	1.2	5.6	3.7
Nucynta	0.4	0.2	1.2	0.5
Total	$23.4	$22.0	$86.2	$79.3

The company’s royalty rights related to Sensipar, Preotact, and REGPARA have been partially monetized and classified as non-recourse debt. After repayment of the obligations, as set forth in the agreements, any remaining cash flows from these royalties will return to NPS.

Research and development

Research and development expenses were $16.1 million for the fourth quarter 2010 versus $13.3 million for the fourth quarter 2009. For the full year, research and development expenses were $60.8 million in 2010 versus $35.3 million in 2009. The increase in research and development expense was due to the advancement of the company’s short bowel syndrome and hypoparathyroidism registration programs.

General and administrative

General and administrative expenses increased to $5.1 million for the fourth quarter 2010 as compared to $4.8 million for the fourth quarter 2009 due to market research activities. For the full year, general and administrative expenses decreased to $19.0 million for 2010 as compared to $20.1 million for 2009. This decrease was related to a decline in outside legal and other administrative costs, which was partially offset by expenses associated with market research.

Interest expense

Fourth quarter interest expense decreased to $9.8 million for 2010 versus $13.0 million for 2009. For the full year, interest expense decreased to $45.1 million for 2010 versus $52.6 million for 2009. Interest expense is largely attributable to non-recourse debt. With the exception of $50 million in 5.75% convertible notes due in 2014, all of the company’s debt is non-recourse and secured by its Sensipar, Preotact, and REGPARA royalties.

Cash and investments

At December 31, 2010, the company’s cash, cash equivalents, and marketable investment securities totaled $134 million compared to $75 million at December 31, 2009. During 2010, the company sold certain of its royalty rights from sales of REGPARA® (cinacalcet HCl) for $38 million. The company also completed two equity financings in 2010 for combined net proceeds of approximately $98 million. The company’s net cash burn was $77 million for 2010. The company’s cash burn is defined as the net change in cash, cash equivalents, and marketable investment securities, excluding proceeds from external financing activities (approximately $136 million).

Cash burn guidance

NPS expects its 2011 cash burn to be in the range of $85 to $100 million.

Cash burn is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with U.S. generally accepted accounting principles (GAAP). This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. NPS believes that cash burn is relevant and useful information for the company and its investors as it provides a meaningful way of determining cash available for and net cash used in operations of the company.

Conference call information

NPS will host a conference call beginning today at 5:00 p.m. Eastern Time. To participate in the conference call, dial (866) 578-5788 and use pass code 29881270. International callers may dial (617) 213-8057, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 74071581, until midnight Eastern Time, March 1, 2011. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders. The company is currently advancing two Phase 3 registration programs. Teduglutide, a proprietary analog of GLP-2, is in Phase 3 development for parenteral nutrition dependent adult short bowel syndrome and is in preclinical development for additional intestinal failure related conditions. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is in Phase 3 development as a hormone replacement therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

“NPS”, “NPS Pharmaceuticals”, and “GATTEX” are the company’s registered trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues:
Royalties	$23,393	$21,992	$86,181	$79,339
Product sales	--	58	551	66
Milestones and license fees	650	--	2,682	4,742
Total revenues	24,043	22,050	89,414	84,147

Costs and expenses:
Cost of royalties	--	--	--	500
Cost of goods sold	--	--	6	--
Cost of license fees	63	--	69	481
Research and development	16,142	13,252	60,814	35,339
General and administrative	5,051	4,762	18,951	20,101
Restructuring charges	--	4	--	26
Total operating expenses	21,256	18,018	79,840	56,447
Operating income	2,787	4,032	9,574	27,700

Other (expense) income:
Interest income	86	334	418	1,708
Interest expense	(9,841)	(13,037)	(45,128)	(52,627)
Loss on impairment of marketable investment securities	--	1,259	--	(2,206)
Gain on sale of marketable investment securities	--	4,875	3,751	1,326
Gain on sale of subsidiary	--	--	--	4,875
Other income (expense), net	580	(135)	1,035	(382)
Total other expense, net	(9,175)	(6,704)	(39,924)	(47,306)
Loss before income tax expense (benefit)	(6,388)	(2,672)	(30,350)	(19,606)

Income tax expense (benefit)	9	(695)	1,091	(1,744)
Net loss	($6,397)	($1,977)	($31,441)	($17,862)
Net loss per common and potential common share:
Basic	($0.09)	($0.04)	($0.54)	($0.37)
Diluted	($0.09)	($0.04)	($0.54)	($0.37)
Weighted average common and potential common share:
Basic	67,587	48,991	58,607	48,271
Diluted	67,587	48,991	58,607	48,271

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	December 31,	December 31,
	2010	2009
Assets:
Cash, cash equivalents and marketable investment securities	$133,771	$74,928
Current restricted cash and cash equivalents	50,784	41,821
Account receivable	26,721	23,965
Other current assets	4,619	4,538
Equipment, net	1,142	399
Goodwill	9,429	9,429
Debt issuance costs, net	2,143	3,454
Other long-term assets	296	1,058
Total assets	$228,905	$159,592

Liabilities and Stockholders’ Deficit:
Current liabilities	$82,145	$73,972
Convertible notes	50,000	50,000
Non-recourse debt, less current portion*	244,256	240,194
Other long-term liabilities	7,779	18,225
Total liabilities	384,180	382,391

Common stock and additional paid-in capital	798,907	697,050
Accumulated other comprehensive income	1	2,893
Accumulated deficit	(954,183)	(922,742)
Total stockholders' deficit	(155,275)	(222,799)
Total liabilities and stockholders' deficit	$228,905	$159,592

* Non-recourse debt secured by Sensipar®, Preotact® and REGPARA® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com